American Software, Inc.

2020 Equity Compensation Plan

(as amended and restated April 25, 2023)

1. ~~1.~~**Purpose of the Plan~~.~~; Introduction.**

The purpose of the 2020 Equity Compensation Plan (the "Plan") is to aid American Software, Inc., a Georgia corporation ("Company"), and its Affiliates (defined below) in recruiting and retaining key employees, directors, consultants and other service providers of outstanding ability and to motivate such employees, directors, consultants and other service providers to exert their best efforts on behalf of Company and its Affiliates by providing incentives through the granting of Awards (defined below). Company expects that it will benefit from the added interest which such key employees, directors, consultants and other service providers will have in the welfare of Company as a result of their proprietary interest in Company's success.

The Plan was originally established by the Board on May 29, 2019 and approved by Company's shareholders on August 21, 2019. The Plan was subsequently amended following approval by Company's shareholders on August 18, 2021. The Plan is hereby amended and restated, effective as of the Amendment Effective Date.

2. ~~2.~~**Definitions**. The following capitalized terms used in the Plan have the respective meanings set forth in this Section 2:

"Act" means the Securities Exchange Act of 1934, as amended, or any successor thereto.

"Affiliate" means with respect to Company, any entity directly or indirectly controlling, controlled by, or under common control with, Company or any other entity designated by the Board in which Company or an Affiliate has an interest. For purposes of this definition, "control" means direct or indirect ownership or control of more than 50% of the voting interests of an entity.

"Amendment Effective Date" means April 25, 2023, which is the date the Board approved the amendment and restatement of the Plan.

"Award" means an Option, SAR, Restricted Stock Unit or Restricted ~~Award~~Stock granted pursuant to the Plan.

"Board" means the Board of Directors of Company.

"Cause" has the meaning set forth in the Participant's employment agreement, consulting agreement, separation agreement or other similar agreement with Company, as in effect on the date an Award is granted; provided, that if no such agreement or definition exists, unless otherwise specified in the Award agreement, "Cause" means: (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) the Participant's willful misconduct or gross negligence; (iii) a material breach by the

Participant of the Participant's fiduciary duty or duty of loyalty to Company or any Affiliate; (iv) a plea of guilty or nolo contendere by the Participant to (or conviction of the Participant for the commission of) any felony or any other serious crime involving moral turpitude; (v) a material breach of the Participant's obligations under any agreement entered into between the Participant and Company or any Affiliate; (vii) a material breach of Company's written policies or procedures; or (viii) unauthorized acts intended to result in the Participant's personal enrichment at the material expense of Company or an Affiliate. For purposes of this definition, no act, or failure to act, on the Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's action or omission was in the best interest of Company.

"Change of Control" means any event which is a "change in control event" as defined in U.S. Treasury Regulation Section 1.409A-3(i)(5) or any subsequent regulation or authoritative governmental interpretation of Section 409A(a)(2)(A)(v) of the Code, including any amendments thereto. To the extent consistent with such definition, a Change of Control means a transaction or a series of transactions occurring within any single 12-month period in which:

(a) any one Person, or more than one Person acting as a group, acquires ownership of stock of Company that, together with stock held by such Person or group, constitutes Majority Shareholder Voting Power, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition;

(b) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(c) any one Person, or more than one Person acting as a group, other than a Person

or group of Persons that is related to Company, acquires assets from Company that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all of the assets of Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

Notwithstanding the foregoing, a Change of Control shall not include any transaction or a series of transactions in which the Class B Common Shares of Company held by any Person holding such shares as of the Effective Date are transferred to one or more members of his or her immediate family, to an entity controlled by any such family member or members or a trust for the benefit of any such family member or members. Further, a Change of Control shall not include any transaction or a series of transactions in any acquisition of stock or assets by a Person who owns Majority Shareholder Voting Power prior to such transaction or series of transactions.

Unless otherwise provided in the applicable Award agreement, solely for the purpose of determining the timing of any payments pursuant to any Award constituting a "deferral of compensation" subject to Section 409A of the Code, a Change of Control shall be limited to a "change in the ownership of Company," a "change in the effective control of Company," or a "change in the ownership of a substantial portion of the assets of Company" as such terms are

defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations. No Award agreement shall define a Change of Control in such a manner that a Change of Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a Change of Control of Company (e.g., upon the announcement, commencement, or shareholder approval of any event or transaction that, if completed, would result in a Change of Control of Company).

"Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

"Committee" means the Stock Option Committee of the Board, or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated full or partial power to act under or pursuant to the provisions of the Plan.

"Company" has the meaning set forth in Section 1.

"Disability" has the meaning set forth in the Participant's employment agreement, consulting agreement, separation agreement or other similar agreement with Company, as in effect on the date an Award is granted; provided, that if no such agreement or definition exists, unless otherwise specified in the Award agreement, "Disability" means a disability as defined for purposes of Section 409A of the Code. In a dispute, the Disability determination shall be in the sole discretion of the Committee, and a Participant (or his or her representative) shall furnish the Committee with medical evidence documenting the Participant's Disability which is satisfactory to the Committee.

"Effective Date" means May 29, 2019, which is the date the Board approved the Plan.

"Employment" (and variations thereof, such as "employed") means: (i) a Participant's employment if the Participant is an employee of Company or any of its Affiliates; (ii) a Participant's service as a consultant or other service provider, if the Participant is a consultant or other service provider to Company or its Affiliates; and (iii) a Participant's service as an non-employee director, if the Participant is a non-employee member of the Board.

"Fair Market Value" means, on a given date: (i) if there is a public market for the Shares on such date, the closing price of the Shares as reported on such date on the composite tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no composite tape exists for such national securities exchange on such date, then the closing price on the principal national securities exchange on which such Shares are listed or admitted to trading; or (ii) if the Shares are not listed or admitted to trading or quotation on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted); or (iii) if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith pursuant to the reasonable application of a reasonable valuation method under U.S. Treasury Regulation Section 1.409A-1(b)(5)(iv)(B). With respect to (i) and (ii) above, if no sale of Shares has been reported on such composite tape or such national securities exchange on such date or quoted on the National Association of Securities Dealer Automated Quotation System on such date, then the

immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.

"Good Reason" has the meaning set forth in the Participant's employment agreement, consulting agreement, separation agreement or other similar agreement with Company, as in effect on the date an Award is granted; provided that if no such agreement or definition exists, unless otherwise specified in the Award agreement, "Good Reason" means the assignment to a Participant following a Change of Control of any duties inconsistent with the Participant's duties, responsibilities, title, or any other action by Company that results in a material diminution in the Participant's annual compensation and other benefits, position, authority, duties or responsibilities, excluding in each case any assignment or action that is remedied by Company within 30 days of receipt of notice from the Participant. Good Reason shall exist only if (x) the Participant notifies Company of the event establishing Good Reason within 90 days of its initial existence, (y) Company is provided 30 days to cure such event and (z) the Participant Separates from Service with Company (or its successor) within 180 days of the initial occurrence of the event.

"ISO" means an Option that is also an incentive stock option granted pursuant to Section 6(d).

"Majority Shareholder Voting Power" means either: (i) with respect to the election of members of the Board by the shareholders of Company, the ability to elect a majority of the Board; or (ii) with respect to all other matters, more than 50% of the total voting power of the stock of Company, in both cases taking into account the relative voting power of the Shares and Company's Class B Common Shares.

"Option" means a stock option granted pursuant to Section 6.

"Option Price" means the purchase price per Share of an Option, as determined pursuant to Section 6(a).

"Participant" means an employee, director, consultant or other service provider of Company or any of its Affiliates who is selected by the Committee to participate in the Plan.

"Permitted Holder" means, as of the date of determination, any and all of an employee benefit plan (or trust forming a part thereof) maintained by Company or by any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by Company.

"Person" means a "person" as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

"Plan" has the meaning set forth in Section 1.

"Restricted Period" means the period set forth in an Award agreement for Restricted Stock during which an Award (i) may not be sold, assigned, transferred or otherwise disposed of,

or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose, or (ii) is subject to such other restrictions as may be set forth in an Award agreement.

"Restricted AwardStock" means any AwardShare granted pursuant tounder Section 8(ac).

"Restricted Period" has the meaning set forth in Section 8(a).

"Restricted Stock" has the meaning set forth in Section 8(a) Unit" means a contractual right granted to a Participant under this Plan to receive a Share that is subject to restrictions of this Plan and the applicable Award agreement.

"Retirement" means, unless otherwise defined in the applicable Award agreement, termination of a Participant's employment with Company or any of its Affiliates based on the Participant's having attained a mandatory retirement age as established in a written agreement between the Participant and Company.

"Separation from Service" and "Separates from Service" have the meanings ascribed to such terms pursuant to Section 409A of the Code and the regulations promulgated thereunder.

"Shares" means Company's Class A Common Shares.

"SAR" means a stock appreciation right granted pursuant to Section 7.

3. 3.**Shares Subject to the Plan**. Subject to Section 89, the total number of Shares which may be issued under the Plan is 6,250,000. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares subject to Awards that terminate or lapse without the payment of consideration may be granted again under the Plan.

4. 4.**Administration**. The Plan shall be administered by the Committee. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or advisable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). Except as otherwise provided herein, the Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time provided, however, that the Committee shall not be permitted to accelerate or waive any vesting conditions applicable to any Award, except in the event of the Participant's death, Disability or Retirement or a Change of Control as set forth in Section 9(b). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. In the

discretion of the Committee, Awards may be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by Company, any of its Affiliates or any of their respective predecessors, or any entity acquired by Company or with which Company combines. The number of Shares underlying such substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

5. ~~5.~~**Effective Date and Length of Plan**. The Plan shall be effective as of the Effective Date; provided, that the effective date of the Plan and the validity of any and all Awards granted hereunder are contingent upon approval of the Plan by the requisite vote of the shareholders of Company in a manner which complies with Section 422(b)(1) of the Code, the requirements of any national securities exchange on which such Shares are listed or admitted to trading, and the provisions of the corporate charter, bylaws and applicable state law of Company. Unless sooner terminated in accordance with Section 1~~55~~4, the Plan shall remain in effect until all Awards under the Plan have been satisfied by the issuance of Shares or payment of cash or have expired or otherwise terminated, but no award shall be granted more than five years after the Effective Date.

6. ~~6.~~**Options**. Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a) Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than in the case of Options granted in assumption or substitution of previously granted awards, as described in Section 4; provided, that such assumption or substitution is described in U.S. Treasury Regulation Section 1.409A-1(b)(5)(v)(D)).

(b) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted. Each Award agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with Company or its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award agreements, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

(c) Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by Company and, if applicable, the date payment is received by Company pursuant to clause (i), (ii), (iii), (iv) or (v) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to Company, to the extent permitted by law: (i) in cash or its equivalent (e.g., by personal check) at the time the Option is exercised; (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no

less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles); (iii) partly in cash and partly in Shares (as described in (ii) above); (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased plus any and all federal, state, or local taxes and any other levies of any kind required by law to be deducted or withheld with respect to the exercise of the Option; or (v) to the extent the Committee shall approve in the Award agreement, through "net settlement" in Shares. In the case of a "net settlement" of an Option, Company will not require a cash payment of the Option Price of the Option set forth in the Award agreement, but will reduce the number of Shares issued upon the exercise by the largest number of whole Shares that have a Fair Market Value that does not exceed the aggregate Option Price set forth in the Award agreement. With respect to any remaining balance of the aggregate Option Price, Company shall accept a cash payment. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d) ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who, at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of Company or of any subsidiary, unless: (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted; and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either within two years after the date of grant of such ISO or within one year after the transfer of such Shares to the Participant shall notify Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO and if for any reason such Option (or portion thereof) shall not qualify as an ISO then, to the extent of such non-qualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan. In no event shall any member of the Committee, Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e) Attestation. Wherever in the Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7. ~~7.~~**SARs**.

(a) Grants. The Committee may grant: (i) a SAR independent of an Option; or (ii) a SAR in connection with an Option or a portion thereof. A SAR granted pursuant to clause (ii) of the preceding sentence: (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option; (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine); and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b) Terms. The exercise price per Share of a SAR shall be an amount determined by the Committee, but in no event shall such amount be less than the Fair Market Value of a Share on the date the SAR is granted (other than in the case of a SAR granted in assumption or substitution of previously granted awards, as described in Section 4; provided, that such assumption or substitution is described in U.S. Treasury Regulation Section 1.409A-1(b)(5)(v)(D)); provided further, that, in the case of a SAR granted in conjunction with an Option or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each SAR granted independent of an Option shall entitle a Participant upon exercise to an amount equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, multiplied by (ii) the number of Shares covered by the SAR. Each SAR granted in conjunction with an Option or a portion thereof shall entitle a Participant to surrender to Company the unexercised Option, or any portion thereof, and to receive from Company in exchange therefor an amount equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the greater of the exercise price per Share or the Option Price per Share, multiplied by (ii) the number of Shares covered by the Option or portion thereof which is surrendered. The date on which a notice of exercise is received by Company shall be the exercise date. Payment shall be made in cash as set forth in the Award agreement; provided, however, the Award agreement shall not provide for any delay in payment after exercise that would constitute a deferral of compensation with respect to any SAR intended to satisfy the requirements of U.S. Treasury Regulation Section 1.409A-1(b)(5)(i)(B). SARs may be exercised from time to time upon actual receipt by Company of written notice of exercise stating the number of Shares with respect to which the SAR is being exercised.

(c) Limitations. The Committee may, in its sole discretion, impose such conditions upon the exercisability or transferability of SARs as it may determine, but in no event shall a SAR be exercisable more than ten years after the date it is granted.

8. ~~8.~~**Restricted Stock Awards**.

(a) General. ~~A Restricted Award is an Award of actual Shares (“~~Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Shares of Restricted Stock~~”) having a value equal to the Fair Market Value of an identical number of Shares which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose, for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted~~ and Restricted Stock Units shall be granted, and the number of

Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant. Each such Award granted under the Plan shall be evidenced by an Award agreement issued by the Company. Each Restrictedsuch Award so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.

(b)Restricted Stock Award Agreement. Each Participant granted Restricted Stock or Restricted Stock Units shall execute and deliver to Company an Award agreement issued by the Company with respect to the Restricted Stock or Restricted Stock Units, as applicable, setting forth the restrictions and other terms and conditions applicable to such Restricted Stock or Restricted Stock Units, as applicable. If a Participant fails to execute an agreement issued by the Company evidencing an Award of Restricted Stock or Restricted Stock Units, as applicable, the Award shall be null and void.

(c) Restricted Stock. An Award of Restricted Stock is an Award of actual Shares having a value equal to the Fair Market Value of an identical number of Shares. Subject to the restrictions set forth in the Award, the Participant shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided, that any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by Company for the Participant's account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant, upon the release of restrictions on such Shares, in cash or in Shares having a Fair Market Value equal to the amount of such dividends, at the discretion of the Committee. If such Shares are forfeited, the Participant shall have no right to such dividends.

(d) Restricted Stock Units. A Restricted Stock Unit shall entitle the Participant to receive one Share at such future time and upon such terms as specified by the Board in the Award agreement evidencing such Award. Restricted Stock Units issued under the Plan may have restrictions which lapse based upon the service of a Participant or based upon other criteria that the Board may determine appropriate. Unless the applicable Award agreement provides otherwise, holders of Restricted Stock Units shall not be entitled to vote or to receive dividends until they become owners of the Shares pursuant to their Restricted Stock Units. Unless otherwise provided in the Award agreement, such payment of Restricted Stock Units as aforesaid shall be made as soon as practicable following the satisfaction of any and all vesting or other conditions or restrictions applicable to such Restricted Stock Unit but in no event later than March 15 of the calendar year following the calendar year in which such vesting or other condition or restriction, as applicable, is satisfied.

(ee) Restrictions. Restricted Stock and Restricted Stock Units awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period for Restricted Stock or until the applicable Restricted Stock Units vest, as applicable, and to such other terms and conditions as may be set forth in the applicable Award agreement: (i) the Shares and Restricted Stock Units shall be subject to the restrictions on transferability set forth in the Award agreement; (ii) the Shares and Restricted Stock Units shall be subject to forfeiture to the extent provided in the applicable Award agreement; and (iii) to the extent such Shares or Restricted Stock Units are forfeited, all rights of the Participant to such Shares or Restricted

Stock Units, as applicable, and as a shareholder with respect to such Shares shall terminate without further obligation on the part of Company. For clarity, the Shares that result from the vesting of a Restricted Stock Unit are not restricted by this Section 8(e).

(df) Restricted Period. With respect to Restricted AwardsStock Units, the Restricted Period shall commence on the date the Committee adopts a resolution expressly granting the Award and end at the time or times set forth on a schedule established by the Committee in the applicable Award agreement. Upon the expiration of the Restricted Period with respect to any Shares awarded pursuant to a Restricted Stock Award, the restrictions set forth in this Section 8 and the applicable Award agreement shall be of no further force or effect with respect to such Shares, except as set forth in the applicable Award agreement.

(eg) Legends. Each certificate or computerized or manual entry in the records of Company or its transfer agent (i.e., "book entry" position), if any, representing Restricted Stock awarded under the Plan shall bear a legend in such form as Company deems appropriate.

9. 9.**Adjustments upon Certain Events**. Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange or change in capital structure, any distribution to shareholders of Shares (other than regular cash dividends) or any similar event, the Committee, without liability to any Person, shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 20) as to the number or kind of Shares or other securities issued or reserved for issuance as set forth in Section 3 or pursuant to outstanding Awards; provided, that the Committee shall determine in its sole discretion the manner in which such substitution or adjustment shall be made.

(b) Change of Control.

(i) In the event of a Change of Control (or similar corporate transaction, whether or not including any Permitted Holder) after the Effective Date, the Committee may (subject to Section 20), but shall not be obligated to: (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award; (B) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and, SARs and Restricted Stock Units, may equal the excess, if any, of value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Options or, SARs and Restricted Stock Units (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or, SARs or Restricted Stock Units) over the aggregate exercise price of such Options or, SARs or Restricted Stock Units; (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder, as determined by the Committee in its sole discretion; or (D) provide that for a period of at least ten days prior to the Change of Control, such Options shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change of Control, such Options shall terminate and be of no further force or effect. For the avoidance of doubt, pursuant to (B) above, the Committee may cancel the Options and SARs for no consideration if the aggregate Fair Market

Value of the Shares subject to such Options or SARs is less than or equal to the aggregate Option Price of such Options or exercise price of such SARs.

(ii) The Committee may (subject to Section 20), in its discretion at or after grant and without the consent of any Participant, determine that, upon the occurrence of a Change of Control, each or any Award or a portion thereof outstanding immediately prior to the Change of Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested Share subject to such Award in: (A) cash; (B) stock of Company or of a corporation or other business entity a party to the Change of Control; or (C) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per Share in the Change of Control, reduced by the exercise or purchase price per Share, if any, under such Award (which payment may, for the avoidance of doubt, be zero if the per Share exercise or purchase price of an Award is greater than the per Share consideration in connection with the Change of Control). If such determination is made by the Committee, the amount of any such payment (reduced by applicable withholding taxes, if any) shall be paid to Participants with respect to the vested portions of their canceled Awards as soon as practicable following the date of the Change of Control and may be paid with respect to the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.

(c) Repricing. Notwithstanding anything to the contrary herein, without the approval of the shareholders of Company, the Committee shall not provide for any of the following: (i) the cancellation of outstanding Options or SARs and the grant in substitution therefor of new Options or SARs having a lower exercise price; (ii) the amendment of outstanding Options or SARs to reduce the exercise price thereof; or (iii) the purchase of outstanding unexercised Options or SARs by Company, whether by cash payment or otherwise. This subsection shall not be construed to apply to issuing or assuming a stock option in a transaction to which section 424(a) applies, within the meaning of Section 424 of the Code.

10. ~~10.~~**Minimum Vesting**. With respect to all Awards under the Plan, the vesting period must be a minimum of one year from the date of grant.

11. ~~11.~~**No Right to Employment or Awards**. The granting of an Award under the Plan shall impose no obligation on Company or any of its Affiliates to continue the employment of a Participant and shall not lessen or affect Company's or any of its Affiliates' right to terminate the employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

12. ~~12.~~**Successors and Assigns**. The Plan shall be binding on all successors and assigns of Company and the Participants, including, without limitation, the estate of each Participant, the executor, administrator or trustee of such estate, and any receiver or trustee in bankruptcy or any other representative of the Participant's creditors.

13. ~~13.~~**Non-Transferability of Awards**. Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by

will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

14. ~~14.~~**Amendment or Termination**.

(a) The Committee may amend, alter, suspend, discontinue or terminate the Plan, but no amendment, alteration, suspension, discontinuation or termination shall be made which: (i) without the approval of the shareholders of Company, would (except as is provided in Section 9) increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant; or (ii) without the consent of a Participant, would materially adversely impair any of the rights under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to Company or any Participant).

(b) To the extent applicable and notwithstanding anything herein to the contrary, the Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and the U.S. Treasury Regulations and other interpretative guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision herein to the contrary, If the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code, the U.S. Treasury Regulations or other interpretative guidance issued thereunder prior to payment to such Participant of such amount, Company may: (i) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder; and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

(c) The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (and shall make such adjustments for the events described in Section 9) affecting Company, any Affiliate, or the financial statements of Company or any Affiliate, or changes in applicable laws, regulations or accounting principles.

(d) In order to facilitate the making of any Award or combination of Awards under the Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are Employed by Company or any Affiliate outside the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the corporate secretary or other appropriate officer of Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of the Plan as then in effect unless the

Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of Company.

15. ~~15.~~**Tax Withholding**. A Participant may be required to pay to Company or any Affiliate, and Company or such Affiliate shall have the right and is hereby authorized to withhold from any Award, any payment due or transfer made under any Award or under the Plan, or any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations with respect to an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the Plan, and to take such other action as may be necessary in the opinion of Company to satisfy all obligations for the payment of such taxes. Without limiting the generality of the foregoing, the Committee may, in its discretion, permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have Company withhold Shares or other property otherwise deliverable to such Participant pursuant to the Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required federal, state, local and/or foreign withholding obligations using the maximum statutory withholding rates for such federal, state, local and/or foreign tax purposes, including payroll taxes, as are applicable to the Participant); and/or (b) tendering to Company or an Affiliate Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time, in each case as may be required to avoid Company's or an Affiliate's incurring an adverse accounting charge and based on the Fair Market Value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

16. ~~16.~~**Choice of Law**. The Plan shall be governed by and construed in accordance with the laws of the State of Georgia without regard to conflicts of laws.

17. ~~17.~~**Severability**. If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and in either case the remainder of the Plan and any such Award shall remain in full force and effect.

18. ~~18.~~**Requirements for Issuance**. Company will not be obligated to issue, deliver or transfer any Shares pursuant to the Plan or to remove from Shares previously delivered pursuant to the Plan any restrictions or conditions, including conditions that constitute a substantial risk of forfeiture, until: (a) all conditions of the applicable Award agreement have been met or removed to the satisfaction of the Committee; (b) all other legal matters, including receipt of consent or approval of any regulatory body and compliance with any state or federal securities or other law, in connection with the issuance and delivery of such Shares have been satisfied; (c) the Participant or holder or beneficiary of the Shares or Award has executed and delivered to Company such representations or agreements as the Committee may consider

appropriate to satisfy the requirements of any state or federal securities or other law; and (d) such issuance would not entitle Company to recover amounts under Section 16(b) of the Act from such Participant or holder or beneficiary of the Shares or Award. The inability of Company to obtain authority from any regulatory body having jurisdiction, if such authority is deemed by Company's counsel to be necessary to the lawful issuance of any Shares hereunder, shall relieve Company of any liability with respect to the failure to issue the Shares as to which such requisite authority has not been obtained.

19. 19.**Clawback**. Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Participant to Company: (a) to the extent set forth in any Award Agreement; and (b) to the extent that such Participant is, or in the future becomes, subject to: (i) any "clawback" or recoupment policy adopted by Company or any Affiliate, including any policy intending to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise; or (ii) any applicable law which imposes mandatory recoupment, including the Sarbanes-Oxley Act of 2002, under circumstances set forth in such law.

20. 20.**Section 409A**. Notwithstanding any other provision of the Plan or any Award agreement hereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under the Plan in a manner that would result in the imposition of an additional tax upon a Participant under Section 409A of the Code. If it is reasonably determined by the Committee that, as a result of Section 409A of the Code, any payment or delivery of Shares with respect to any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, Company will make such payment or delivery of Shares on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. In the case of a Participant who is a "specified employee" (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any payment and/or delivery of Shares with respect to any Award subject to Section 409A of the Code that is linked to the date of the Participant's Separation from Service shall not be made prior to the date which is six months after the date of such Participant's Separation from Service from Company and its Affiliates, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder. Company shall use commercially reasonable efforts to implement the provisions of this Section 20 in good faith; provided, that neither Company, the Committee nor any of Company's employees, directors or representatives shall have any liability to Participants with respect to this Section 20.

[Remainder of page intentionally blank]

Summary report: **Litera Compare for Word 11.0.0.61 Document comparison done on 4/26/2023 9:57:51 AM**	
Style name: MPG	
Intelligent Table Comparison: Active	
Original filename: ASI - 2020 Equity Compensation Plan as amended 20Aug2021.docx	
Modified filename: ASI - A&R 2020 Equity Compensation Plan 25Apr2023.docx	
Changes:	
Add	71
Delete	43
Move From	0
Move To	0
Table Insert	0
Table Delete	0
Table moves to	0
Table moves from	0
Embedded Graphics (Visio, ChemDraw, Images etc.)	0
Embedded Excel	0
Format changes	0
Total Changes:	114